EXHIBIT 10.8

NON-QUALIFIED STOCK OPTION AGREEMENT
UNDER THE HAMILTON LANE INCORPORATED 2017 EQUITY INCENTIVE PLAN

This Non-Qualified Stock Option Agreement (this “Agreement”) is entered into as of the Grant Date (as defined below), by and between the Grantee (as defined below) and Hamilton Lane Incorporated (the “Company”). Except as otherwise defined herein, capitalized terms used in this Agreement have the respective meanings set forth in the Plan (as defined below).
WITNESSETH THAT:

WHEREAS, the Company maintains the Hamilton Lane Incorporated 2017 Equity Incentive Plan (the “Plan”), which is incorporated into and forms a part of this Agreement; and

WHEREAS, the Grantee has been selected by the committee administering the Plan (the “Committee”) to receive a non-qualified stock option (“NQSO”) Award under the Plan.

NOW, THEREFORE, IT IS AGREED, by and between the Company and the Grantee as follows:

1.    Award. Subject to the terms of this Agreement and the Plan, the Grantee is hereby granted an option (the “Option”) to purchase _________ Common Shares at the Exercise Price set forth below. The Option is intended to be a non-qualified stock option and not an incentive stock option within the meaning of Section 422 of the Internal Revenue Code.

2.    Terms of Award.

(a)    The “Grantee” is _______________.

(b)    The “Grant Date” is _______________.

(c)    The “Exercise Price” per Common Share is ______________, which is equal to the Fair Market Value of a Common Share as of the Grant Date.

(d)    The Option shall expire on _______, or earlier as provided in this Agreement or the Plan (the “Expiration Date”). The Option shall not be exercisable after the Expiration Date.

3.    Vesting Schedule.

(a)    Except as otherwise provided herein, the Option shall become vested according to the following schedule:

Common Shares Subject to Option Becoming Vested	Vesting Date

(b)    The Grantee’s right to vest in this Award is conditioned upon the Grantee’s continuous employment with the Company. If the Grantee incurs a Termination of Service, the Grantee’s rights with respect to the Award shall be affected as follows:

(i)     If the Grantee experiences a Termination of Service for any reason, any portion of the Option that is not fully vested as of the date of Termination of Service (or, if earlier, as of the date that the Company, Company Affiliate, or Grantee, as applicable, provides written notice of its (or his or her) intention to effect a Termination of Service) shall be forfeited at the time of such termination or notice of termination, as applicable.
(ii)    If the Grantee experiences a Termination of Service for Cause, any portion of the Option that is then not yet exercised shall be forfeited at the time of such termination (or, if earlier, at the time that the Company, Company Affiliate, or Grantee, as applicable, provides written notice of its (or his or her) intention to effect a Termination of Service) and shall not be exercisable thereafter and the Committee may require that the Grantee disgorge any profit, gain or other benefit received in respect of the exercise of any Option for a period of up to twelve (12) months prior to the Grantee’s Termination of Service for Cause.

(c)    Notwithstanding the foregoing, subject to Subsection 12(d) and Section 13 of the Plan, upon the occurrence of a Change in Control, any portion of the Option that has not vested or been forfeited previously shall immediately vest in full as of the date of the Change in Control.

4.	Timing and Method of Exercise.

(a)    The Grantee (or, in the case of the Grantee’s death, the Grantee’s estate, personal representative, or beneficiary who acquired the right to exercise the Option by bequest or inheritance or by reason of the death of the Grantee) may exercise the vested portion of the Option, but only within such period of time ending on the earlier of (A) the date three months following the Grantee’s Termination of Service (12 months following the Grantee’s Termination of Service if the Grantee’s Termination of Service occurs as a result of death or disability (within the meaning of Code §22(e)(3))), or (B) the Expiration Date.

(b)    Subject to the terms and conditions of this Agreement and the Plan, the Option may be exercised, in whole or in part and from time to time, by written notice to the Company. Such notice shall specify the number of shares to be purchased and be accompanied by payment in full of the aggregate exercise price for such shares (except that, in the case of an exercise arrangement approved by the Committee and described in subparagraph 5(d) below, payment may be made as soon as practicable after the exercise). No fractional shares shall be issued or delivered pursuant to the Plan but the Grantee shall be paid, in lieu thereof, an amount in cash equal to the Fair Market Value of such fractional share.

5.    Payment of Exercise Price. The Committee, in its sole discretion, shall determine from the alternatives set forth in subparagraphs (a) through (e) below the methods by which the exercise price may be paid.

(a)    in cash or, if permitted by the Committee, its equivalent;

(b)    in Common Shares previously acquired by the Grantee;

(c)    in Common Shares newly acquired by the Grantee upon exercise of the Option;

(d)    by delivering a properly executed notice of exercise of the Option to the Company and a broker, with irrevocable instructions to the broker promptly to deliver to the Company the amount necessary to pay the exercise price of the Option; or

(e)    in any combination of subparagraphs (a), (b), (c) and (d) above.

6.    Transferability. The Grantee shall not transfer or assign, in whole or in part, the Option, other than (a) by will or by the laws of descent and distribution, or (b) by designation, in a manner established by the Company, of a beneficiary or beneficiaries to exercise the rights of the Grantee and to receive any property distributable with respect to this Agreement upon the death of the Grantee upon satisfaction of the vesting conditions described in paragraph 3 above.

7.    Withholding. Any tax consequences arising from the grant of this Award shall be borne solely by the Grantee. The Company and/or its Company Affiliates shall withhold taxes according to requirements under the applicable laws, rules and regulations, including withholding taxes at source. The Grantee will not be entitled to receive from the Company any Common Shares hereunder prior to the full payment of the Grantee’s tax liabilities relating to this Award. The Committee may, in its discretion, permit the Grantee to elect, subject to such conditions as the Committee shall impose, (a) to have Common Shares otherwise issuable under the Plan withheld by the Company or (b) to deliver to the Company previously acquired Common Shares (through actual tender or attestation), in either case for the greatest number of whole shares having a Fair Market Value on the date immediately preceding the date of vesting not in excess of the amount required to satisfy the withholding tax obligations.

8.    Compliance with Applicable Law. Notwithstanding any other provision of this Agreement, the Company shall have no obligation to issue any Common Shares under this Agreement if such issuance would violate any applicable law or any applicable regulation or requirement of any securities exchange or similar entity. The Grantee shall be bound by and shall comply with all applicable Federal and state securities laws and any regulations or rules promulgated thereunder.

9.    Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding on all parties. Any inconsistency between this Agreement and the Plan shall be resolved in favor of the Plan.

10.    Not an Employment Contract. This Award will not confer on the Grantee any right with respect to the continuance of employment or other service to the Company or any Company Affiliate, nor will it interfere in any way with any right the Company or any Company Affiliate would otherwise have to terminate or modify the terms of such Grantee’s employment or other service at any time.
11.    Noncompetition. In consideration of the Option, the Grantee agrees and covenants as follows:
(a)     The Grantee shall never engage in the form of Competition described in Section 1(b)(12)(E) of the Plan while employed by, or providing services to, the Company or any Company Affiliate or after his or her Termination of Service (for any reason).
(b)    This subparagraph 11(b) shall apply if the Grantee is not otherwise subject to a Non-Competition Agreement. The Grantee may not engage in Competition while he or she is employed by, or is providing services to, the Company or any Company Affiliate. If the Grantee has a voluntary Termination of Service that is without Good Reason, the Grantee may not engage in Competition for a period of six months from the date of such Termination of Service; provided, however that with respect to that form of Competition described in subparagraph 11(a) above, the applicable time period shall be indefinite. If the Grantee violates the provisions of this paragraph 11, the Company may exercise any rights it has, in law or in equity (including rights to consequential damages) stemming from the fact that the Grantee has engaged in Competition in violation of the provisions of this paragraph 11.
(c)     This subparagraph 11(c) shall apply if the Grantee is subject to a Non-Competition Agreement. The Grantee shall be bound by and comply with the terms and conditions of any Non-Competition Agreement as a condition of receiving the Option. If the Grantee violates the provisions of this paragraph 11, the Company may exercise any rights it has, in law or in equity (including rights to consequential damages) stemming from the fact that the Grantee has violated the provisions of this paragraph 11 or his or her Non-Competition Agreement.
12.    Notices. Any written notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt. Notices shall be directed, if to the Grantee, at the Grantee’s address indicated by the Company’s records, or if to the Company, at the Company’s principal executive office.

13.    Amendment. This Agreement may be amended in accordance with the provisions of the Plan, and may otherwise be amended by written agreement of the Grantee and the Company without the consent of any other person.
14.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.
15.    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Company and the Grantee and their respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the transfer restrictions set forth in this Agreement and the Plan.
16.    Applicable Law. This Agreement shall be construed in accordance with the laws of Delaware (without reference to principles of conflict of laws).
17.    Clawback Policy. Notwithstanding any other provision of this Agreement, this Award will be subject to any compensation recovery or clawback policy the Company adopts, including any policy required to comply with applicable law or listing standards, as such policy may be amended from time to time in the Company’s sole discretion.
IN WITNESS WHEREOF, the parties hereto have executed and delivered this Non-Qualified Stock Option Agreement on ___________________, ____.

HAMILTON LANE INCORPORATED

By:
Name:
Title:

Grantee

Address: